                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                      December 16, 2002 (December 13, 2002)

                     ST. MARY LAND & EXPLORATION COMPANY
             (Exact name of registrant as specified in its charter)

         Delaware                     001-31539                  41-0518430
(State or other jurisdiction        (Commission               (I.R.S Employer
     of incorporation)              File Number)             Identification No.)

             1776 Lincoln Street, Suite 700, Denver, Colorado 80203
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (303) 861-8140

                                 Not applicable
         (Former name or former address, if changed since last report.)

Item 5. Other Events and Regulation FD Disclosure

St. Mary Land &  Exploration  Company issued a press release on December 13,
2002,  announcing  that  through its wholly  owned  subsidiary  Nance  Petroleum
Corporation it had agreed to acquire oil and gas properties with an estimated 69
BCFE of proved reserves, 92% developed, from Flying J Oil & Gas Inc. and Big
West Oil &  Gas Inc. in exchange  for the issuance of a total of 3.4 million restricted shares of St. Mary common stock. In addition,  St. Mary has agreed to make a  non-recourse  loan to Flying J and Big West of $72 million at Libor plus
2% for up to a 39-month period  beginning at the closing,  which will be secured by a pledge of the  shares of St.  Mary  stock  issued to Flying J and Big West.
During the  39-month  loan  period  Flying J and Big West can elect to put their shares of St. Mary stock to the Company for $72 million plus accrued interest on the loan (not to exceed 30 months of  interest),  and St. Mary can elect to call the shares  for $98  million.  If either  the put  option or the call  option is exercised,  the other  option  will  expire and the loan will become due at that time, with the loan to be repaid from the put or call payment.

The number of St.  Mary shares to be issued and the loan,  put and call  amounts are subject to proportionate  adjustments in the event of certain purchase price adjustments  that may occur under the  acquisition  agreement as a result of due diligence  matters.  The shares will be subject to contractual  restrictions  on transfer  for a period  of two  years  from the  closing,  and St.  Mary will be required to file a registration  statement for the resale of the shares and have it declared  effective upon the expiration of the two-year period.  In addition, there will be a  standstill  agreement  whereby  Flying J and Big West and their affiliates  cannot increase their percentage  ownership of St. Mary for a period of 30 months  after  the  closing.  St.  Mary has the  capacity  to fund the $72 million loan through borrowings under its bank credit facility.

The  acquisition  is expected to close  January 29,  2003,  upon  completion  of customary due diligence.

The  properties to be acquired are located  primarily in the  Williston,  Powder
River and Green River basins and currently produce an estimated 2,100 barrels of oil and 8,200 Mcf of gas per day or 20,800 MCFE per day,  which is equivalent to
15% of St. Mary's average daily  production  rate for the third quarter 2002. In
addition,   the  acquisition  will  include   approximately   500,000  acres  of
undeveloped oil and gas leases.  For calendar year 2003,  approximately  100% of the estimated  oil  production is hedged at an average NYMEX price of $27.80 per barrel, with a provision that eliminates the hedge on a month-to-month  basis in the event the  average  monthly  NYMEX oil  price is below  $21.00  per  barrel.
Approximately 70% of the 2003 natural gas production is hedged using a CIG basis collar  with a floor of $2.50 per MMBTU and a ceiling  of $5.93 per  MMBTU.  The
Company intends to hedge 100% of estimated 2004 production prior to closing.

This report contains forward-looking statements.  These statements involve known and  unknown  risks,  which  may  cause  St.  Mary's  actual  results  to differ materially from results expressed or implied by the forward-looking  statements.
These  risks  include  such  factors  as the  uncertain  nature of the  expected benefits from the acquisition of oil and gas  properties,  the pending nature of
the  reported   acquisition   transaction   and  the  ability  to  complete  the
transaction,  the volatility and level of oil and natural gas prices, production rates and reserve replacement,  reserve estimates, drilling and operating risks, market  conditions for the acquisition of oil and gas  properties,  competition,
litigation,   environmental   matters,   the  potential   impact  of  government
regulations, and other matters discussed under the "Risk Factors" section of St.
Mary's 2001 Annual Report on Form 10-K filed with the SEC. Although St. Mary may from  time  to  time  voluntarily  update  its  forward-looking  statements,  it disclaims any commitment to do so except as required by securities laws.

The press release of St. Mary Land &  Exploration Company dated December 13,
2002,  entitled "St. Mary Announces  Agreement to Acquire Oil and Gas Properties
from Flying J Oil &  Gas and Big West Oil &  Gas" is attached  hereto as
Exhibit 99.1.

Item 7. Financial Statements and Exhibits.

    (c) Exhibits.

         The following exhibit is furnished as part of this report:

         Exhibit 99.1 Press release of St. Mary  Land &  Exploration Company dated December 13, 2002.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         ST. MARY LAND & EXPLORATION COMPANY

Date: December 16, 2002                  /s/ GARRY A. WILKENING
                                         ------------------------------------
                                         Garry A. Wilkening
                                         Vice President-Administration
                                         and Controller